EXHIBIT 99

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

Page
Report of Independent Accountants	2
Financial Statements:
Statements of net assets available for benefits
at December 31, 1999 and 1998	3
Statement of changes in net assets available for benefits
for the year ended December 31, 1999	4
Notes to financial statements	5-10
Supplemental Schedules:
Schedule I: Schedule H, Line 4(i) Schedule of assets held for investment purposes
at December 31, 1999	11

All other schedules of additional financial information required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator
of the Tribune Company Savings Incentive Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Tribune Company Savings Incentive Plan (the “Plan”) at December 31, 1999 and 1998, and the changes in net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
June 16, 2000

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
Assets:	1999	1998
Investments, at fair value (See Note 1)	$571,075,914	$468,014,312
Receivables:
Contributions from participants	689,083	176,443
Contributions from Tribune Company	97,185	24,627

Net assets available for benefits	$571,862,182	$468,215,382

See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended December 31, 1999

Net investment income:
Interest and dividends	$ 17,569,424
Net appreciation in fair value of investments (See Note 1)	105,082,541

Net investment income	122,651,965
Contributions from participants	24,983,776
Contributions from Tribune Company	3,073,219
Net transfers of assets to/from other benefit plans	5,267,731
Distributions to participants or their beneficiaries	(51,695,775)
Administrative fees	(634,116)

Increase in net assets available for benefits	103,646,800
Net assets available for benefits:
Beginning of year	468,215,382

End of year	$571,862,182

See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – PLAN DESCRIPTION

The following brief description of the Tribune Company Savings Incentive Plan (the “Plan”) is provided for general information purposes. Participants should refer to the Plan document for more complete information.

General

The Plan was established effective April 1, 1985, by Tribune Company (the “Company”). The Plan is a defined contribution plan covering eligible salaried and hourly employees of the Company and participating subsidiaries. The Company and participating subsidiaries are defined collectively as “Contributing Employers.” Separate benefit accounts are maintained for each participant.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company believes that the Plan will continue without interruption, but reserves the right to terminate the Plan at any time. In the event of Plan termination, distributions will be made in accordance with the provisions of ERISA.

The Plan was amended and restated effective January 1, 1992, to make legally required and other Plan changes. In November 1996, the Plan was amended to permit loans of limited amounts to participants subject to specific loan terms effective January 1, 1997.

Employees of Contributing Employers are generally eligible to participate if they are 21 years of age and have completed one year of service (generally defined as 1,000 hours of service in one year), except for employees covered by collective bargaining agreements which do not provide for their participation in the Plan.

On July 1, 1999, the assets of the 401(k) plans of Premier Datavision Inc. (“PDI”) and Landoll Inc. (“Landoll”) were merged into the Plan. On October 1, 1999, the portion of the Dudley Communications Profit Sharing Plan covering employees at WXMI-TV was merged into the Plan. Landoll was acquired in December 1997, WXMI-TV was acquired in June 1998 and PDI was acquired in February 1999.

Pursuant to the Internal Revenue Code (“IRC”) Section 401(a)(28), participants in the Company’s Employee Stock Ownership Plan (“ESOP”) who are at least age 55 and have 10 or more years of ESOP participation are eligible to transfer a portion of their ESOP account balance to the Plan. Participants transferred assets of $3,754,356 from their ESOP account balances into the Plan during 1999.

Contributions

Participants employed by Contributing Employers may elect to make before-tax (“salary reduction”) contributions of 1% to 15% of their compensation (as defined in the Plan) subject to Plan and Internal Revenue Service (“IRS”) limits.

The Contributing Employers make a contribution to the Plan in an amount equal to 25% of the portion of the salary reduction contribution made by each participant not to exceed 4% of the participant’s compensation for that period.

Participant contribution rollovers are held in the Vanguard Money Market Reserves – Prime Portfolio – Short Term Investment Fund Account until the rollover allocation is effected.

Investments

The Plan’s investment assets are held by Vanguard Fiduciary Trust Company (“Vanguard”), the Plan’s trustee (“Trustee”). Separate investment funds are maintained under the Plan.

The funds available to participants include:

(a)

The Vanguard Prime Money Market Fund, a publicly traded mutual fund which seeks to provide high income and a stable share price of $1 by investing in short-term, high quality money market instruments issued by financial institutions, non-financial institutions, the U.S. government and federal agencies. The Vanguard Prime Money Market Fund also reserves the right to invest, to a limited extent, in stock futures and options contracts, warrants, convertible securities and swap agreements, which are types of derivatives;

(b)

The Vanguard Institutional Index Fund, a publicly traded fund which seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor’s 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance. The Vanguard Institutional Index Fund also reserves the right to invest, to a limited extent, in stock futures and options contracts, warrants, convertible securities and swap agreements;

(c)

The Tribune Company Stock Fund, which seeks to provide the potential for long-term growth through investing in shares of the common stock of Tribune Company. The fund is a unitized fund and is available exclusively to Plan participants. The share price of Tribune Company common stock at December 31, 1999 and December 31, 1998 was $55.06 and $33.00, respectively;

(d)

The Vanguard Wellington Fund, a publicly traded mutual fund which seeks to provide income and long-term growth of capital, without undue risk to capital, by investing about 65% of its assets in stocks and the remaining 35% in bonds. The Vanguard Wellington Fund also reserves the right to invest, to a limited extent, in stock futures and options contracts, warrants, convertible securities and swap agreements;

(e)

The Vanguard International Growth Fund, a publicly traded mutual fund which seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries;

(f)

The Vanguard Total Bond Market Index Fund, a publicly traded bond fund which seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, a widely recognized measure of the entire taxable U.S. bond market; and

(g)

The Vanguard Explorer Fund, a publicly traded mutual fund which seeks to provide long-term growth of capital by investing in a diversified group of small-company stocks with prospects for above-average growth. Small companies are defined as those with total market values of $100 million to $1 billion.

The following presents investments that represent five percent or more of the Plan’s net assets:

	December 31,
	1999	1998
Vanguard Prime Money Market Fund; 63,889,001 units
and 64,443,202 units (par $1), respectively	$ 63,889,001	$ 64,443,202
Vanguard Institutional Index Fund; 1,616,815 units
and 1,647,748 units, respectively	216,685,597	185,948,355
Tribune Company Stock Fund; 5,498,800 units and
5,783,853 units, respectively	182,835,092	115,619,224
Vanguard Wellington Fund; 2,210,131 units and 2,251,222
units, respectively	61,795,255	66,073,367

During 1999, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $105,082,541 as follows:

Mutual Funds	$ 35,337,741
Tribune Company Stock Fund	69,744,800

Net appreciation in fair value of investments	$105,082,541

Participants may elect to have all or a percentage (in 10% increments) of their contributions and their share of Contributing Employers’ contributions invested in or transferred among one or more of the investment funds. Participants’ may elect that 100% of their contributions and 100% of their share of the Contributing Employers’ matching contributions be invested in the Tribune Company Stock Fund. The Trustee’s purchases of Tribune Company common stock are made in the open market. Participants may change their investment options effective with the next pay period. Participants may make interfund transfers on a daily basis.

Vesting

Participants are, at all times, 100% vested in their salary reduction and matching contribution accounts.

Distributions

Distributions of account balances are generally made to participants in a single sum payment. Participants whose employment terminates due to retirement, disability or death may elect to receive their account balances in substantially equal installments over a fixed period, in lieu of a single sum distribution. Distributions are made in cash, except that participants may elect to receive the portion invested in the Tribune Company Stock Fund in whole shares of Tribune Company common stock.

Withdrawals

Participants who are totally and permanently disabled may elect to withdraw their account balances through written notice to the Tribune Company Employee Benefits Committee at any time. Also, participants who have attained age 59 ½ may elect to withdraw their balances by written notice to the Tribune Company Employee Benefits Committee, but upon doing so will cease to be eligible to make salary reduction contributions for one year.

Participants may make withdrawals of any part or all of the balance in their salary reduction contribution accounts, prior to termination, in order for the participant to meet an immediate and significant financial need for which a withdrawal would be permitted by IRS regulations. A participant may make only one hardship withdrawal during any Plan year. Participants who make hardship withdrawals will cease to be eligible to make salary reduction contributions for one year.

Participant loans

The Plan permits participants to borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Loans fund. Loan terms range from one to five years. The loans are secured by the balance in the participant’s account. The interest rate for a loan is the prime rate on the last business day of the prior month and is fixed for the life of the loan. Principal and interest are paid ratably through payroll deductions.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements of the Plan are presented on the accrual basis of accounting.

Valuation of investments

The Plan’s investments are stated at fair value. Publicly traded funds are valued at quoted market prices on the last business day of the Plan year. The Tribune Company Stock Fund is valued at the unit closing price as determined by the Trustee on the last business day of the Plan year. Participant loans are valued at cost, which approximates fair value.

Gains and losses are reported under the current value method which calculates realized gains and losses on investments sold as sales proceeds less the current value as of the beginning of the year (or acquisition cost if acquired during the year). Unrealized gains and losses are calculated as the current value of investments held at the end of the year less their current value as of the beginning of the year (or acquisition cost if acquired during the year).

Adoption of accounting pronouncement

During 1999, the Plan adopted Statement of Position (“SOP”) 99-3, “Accounting for and Reporting of Certain Defined Contribution Benefit Plan Investments and Other Disclosure Matters.” This SOP simplifies disclosures for certain investments.

Distributions

Distributions are recorded when paid. Benefit claims that have been processed and approved for payment prior to December 31 but not yet distributed as of that date are shown as a liability on the Form 5500. At December 31, 1999, all benefit claims that were processed and approved for payment had been distributed. Distributions payable to participants at December 31, 1998 were $2,027,712.

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31,
	1999	1998
Net assets available for benefits per the financial statements	$571,862,182	$468,215,382
Amounts allocated to withdrawing participants	–	(2,027,712)

Net assets available for benefits per the Form 5500	$571,862,182	$466,187,670

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended
December 31, 1999
Benefits paid to participants per the financial statements	$51,695,775
Add: Amounts allocated to withdrawing participants
at December 31, 1999	–
Less: Amounts allocated to withdrawing participants
at December 31, 1998	(2,027,712)

Benefits paid to participants per the Form 5500	$49,668,063

Expenses of the Plan and Trustee fees

Expenses of administering the Plan and the Trustee’s fees are paid by the Plan, if not previously paid by the Company.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

NOTE 3 – INCOME TAX STATUS

The IRS has determined and informed the Company by a letter dated June 14, 1996, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Company’s tax counsel with respect to Plan matters believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, income taxes have not been provided for in the Plan’s financial statements.

SCHEDULE I

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

Schedule H, Line 4(i) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AT DECEMBER 31, 1999
Identity of Issue or Borrower	Shares/Units or Interest Rate	Current Value

* Vanguard Prime Money Market Fund Institutional Shares	63,889,001	$ 63,889,001
* Vanguard Money Market Reserves - Prime Portfolio -	150,438	150,438
Short-Term Investment Fund (STIF) Account
* Vanguard Institutional Index Fund	1,616,815	216,685,597
* Tribune Company Stock Fund	5,498,800	182,835,092
* Vanguard Wellington Fund	2,210,131	61,795,255
* Vanguard International Growth Fund	746,845	16,796,549
* Vanguard Total Bond Market Index Fund	1,044,538	9,985,783
* Vanguard Explorer Fund	129,644	8,896,144
* Participant loans receivable maturing from January 2000
to January 2005	7.75% - 10.35%	10,042,055

Total Assets Held for Investment Purposes		$571,075,914

* Party-in-interest